Exhibit 99.1

State Street Reports EPS of $3.79 for Full Year 2011, up 23% Compared to $3.09 for Full Year 2010 on a Revenue Increase of 7%

Operating-Basis(1) Earnings Per Share of $3.73 Increased 10% from $3.40 in 2010

BOSTON--(BUSINESS WIRE)--January 18, 2012--State Street Corporation today announced full-year and fourth-quarter 2011 earnings per common share of $3.79 and $0.76, respectively, compared to full-year and fourth-quarter 2010 earnings per share of $3.09 and $0.16, respectively.

Revenue of $9.594 billion in full-year 2011 increased 7% from $8.953 billion in 2010 and expenses were $7.058 billion, up 3% from $6.842 billion in 2010. Return on average common shareholders’ equity was 10.0% in 2011 and 9.5% in 2010.

Fourth-quarter 2011 revenue of $2.315 billion increased 13% from $2.043 billion in the fourth quarter of 2010 and decreased 5% from $2.427 billion in the third quarter of 2011. Expenses of $1.784 billion compared to $1.792 billion in the fourth quarter of 2010 and decreased 1% from $1.798 billion in the third quarter of 2011. Earnings per common share in the fourth quarter of 2011 were $0.76, up from $0.16 in the fourth quarter of 2010 (which reflected the effects of a fourth-quarter 2010 investment portfolio repositioning and separate fourth-quarter 2010 restructuring charges) and down from $1.10 in the third quarter of 2011. Return on average common shareholders’ equity was 7.8% for the fourth quarter of 2011, compared to 1.8% for the fourth quarter of 2010 and 11.2% for the third quarter of 2011.

Consistent with its previously announced program, State Street recorded $58 million ($0.08 per share) of pre-tax charges during the fourth quarter associated with its business operations and information technology transformation program.

Fourth-quarter 2011 results also reflected additional expense control measures designed to better calibrate the Company’s expenses to its outlook for its capital markets-facing businesses in 2012, which resulted in pre-tax charges of $120 million ($0.15 per share). The majority of these charges related to our withdrawal from our fixed-income trading initiative, and the remaining costs were associated with severance and benefits costs for targeted staff reductions.

Joseph L. Hooley, State Street's chairman, president and chief executive officer, said, “Overall, 2011 was a very successful year amid extremely challenging market conditions. Revenue in the year was characterized by a strong first half followed by a weaker second half, the result of volatile markets and risk-averse investor behavior. Despite these conditions, comparing 2011 with 2010, we were able to achieve strong growth in both revenue and earnings per share.”

He continued, “Our focus on delivering for our clients continues to drive new opportunities for us. In 2011 we won mandates for $1.4 trillion in assets to be serviced, $270 billion of which are scheduled for installation in 2012. State Street Global Advisors (SSgA) continues to benefit from growth in ETF assets, adding 32 new ETF strategies in 2011.”

Hooley added, “Our results for 2011 also demonstrated the positive impact of the expense controls we put in place, especially the progress of the business operations and information technology transformation program, relative to compensation and employee benefits expenses. We will continue to manage our expenses in 2012 to address the impact of challenging capital markets.”

Hooley concluded, “We remain committed to delivering long-term value to our shareholders and maintaining our strong capital position. In the fourth quarter of 2011, we purchased approximately 5.6 million shares of our common stock, which brought the total shares purchased in 2011 to 16.3 million. We ended the fourth quarter with a tier 1 common ratio of 16.9%. We submitted our 2012 capital plan to the Federal Reserve Bank earlier this month as required, and we continue to prioritize increasing return of capital to shareholders through dividends and our share repurchase program.”

(1)Operating basis is a non-GAAP presentation. Refer to reconciliations of operating-basis information to GAAP-basis information in the addendum included in this news release.

NON-GAAP FINANCIAL MEASURES

In addition to presenting State Street’s financial results in conformity with U.S. generally accepted accounting principles (GAAP), management also presents results on a non-GAAP basis, to which management refers as “operating basis,” in order to highlight comparable financial trends and other characteristics with respect to State Street’s ongoing business operations from period to period. Reconciliations of operating-basis results to GAAP-basis results are provided in the addendum included in this news release. The “Additional Information” section of this news release provides further information about operating-basis financial measures.

Operating-basis earnings per common share in full-year 2011 were $3.73, up 10% from $3.40 in 2010 on $9.502 billion in operating-basis revenue, an increase of 9% from operating-basis revenue of $8.714 billion in 2010. Operating-basis expenses were $6.789 billion, an increase of 10 percent from operating-basis expenses of $6.176 billion in 2010. Return on average common shareholders’ equity on an operating basis in 2011 was 9.9%, down from 10.4% in 2010.

Operating-basis earnings per common share in the fourth quarter of 2011 were $0.93, compared to $0.87 in the fourth quarter of 2010 and $0.96 in the third quarter of 2011. Operating-basis revenue of $2.286 billion in the fourth quarter of 2011 was approximately flat with $2.281 billion in the fourth quarter of 2010 and declined 5% from $2.413 billion in the third quarter of 2011. Operating-basis expenses of $1.636 billion increased 1% from $1.624 billion in the fourth quarter of 2010 and decreased 5% from $1.713 billion in the third quarter of 2011. On an operating basis, fourth-quarter 2011 return on average common shareholders’ equity was 9.5%, down from 9.8% in both the fourth quarter of 2010 and the third quarter of 2011.

The table below provides a summary of selected financial information and key ratios for the indicated periods, presented on an operating (non-GAAP) basis where noted. Amounts are presented in millions of dollars, except for per-share amounts or where otherwise noted.

	Q4 2011	Q3 2011	Increase/(Decrease)		Q4 2010	Increase/(Decrease)

Operating-basis (non-GAAP) measures for the quarters ended:
Total revenue(1)	$2,286	$2,413	$(127)	(5.3)%	$2,281	$5	0.2%
Total expenses(1)	1,636	1,713	(77)	(4.5)%	1,624	12	0.7%
Earnings per common share(1)	$0.93	$0.96	$(0.03)	(3.1)%	$0.87	$0.06	6.9%
Return on average common equity(1)	9.5%	9.8%	(30) bps		9.8%	(30) bps
As of period end:
Total assets	$216,302	$208,795	$7,507	3.6%	$160,505	$55,797	34.8%
Net unrealized loss on investment portfolio, after-tax	(374)	(259)	(115)	(44.4)%	(504)	130	25.8%
AUCM (dollars in billions):
Assets under custody and administration(2)	$21,807	$21,510	$297	1.4%	$21,527	$280	1.3%
Assets under management	1,866	1,877	(11)	(0.6)%	2,010	(144)	(7.2)%
Capital ratios(3):
Total capital ratio	20.5%	19.5%	100 bps		22.0%	(150) bps
Tier 1 capital ratio	18.9%	17.9%	100 bps		20.5%	(160) bps
Tier 1 leverage ratio	7.3%	7.8%	(50) bps		8.2%	(90) bps
Tier 1 common ratio	16.9%	16.0%	90 bps		18.1%	(120) bps
TCE ratio	7.3%	7.0%	30 bps		7.6%	(30) bps
TCE/RWA ratio	16.0%	15.6%	40 bps		17.2%	(120) bps

(1) Presented on an operating basis, a non-GAAP presentation. Refer to reconciliations of this operating-basis information to its GAAP-basis equivalent in the addendum included in this news release.

(2) Includes assets under custody of $15.863 trillion, $15.714 trillion, and $15.860 trillion, respectively, as of period end Q4 2011, Q3 2011 and Q4 2010.

(3) Unless otherwise specified, all capital ratios referenced in the table above and elsewhere in this news release refer to State Street Corporation and not State Street Bank and Trust Company. See the “Additional Information” section of this news release for a further description of these ratios, and the addendum included in this news release for reconciliations applicable to the tier 1 common and TCE ratios presented in this table.

Total assets were $216 billion and $209 billion and included $50 billion and $34 billion of excess deposits held at the Federal Reserve and other central banks at December 31, 2011 and September 30, 2011, respectively. The average balance sheet for the fourth quarter of 2011 was $195 billion, compared to $160 billion for the fourth quarter of 2010 and $181 billion for the third quarter of 2011. State Street’s regulatory capital ratios continue to be strong as of December 31, 2011, with the Company’s total capital ratio at 20.5%, its tier 1 capital ratio at 18.9% and its tier 1 leverage ratio at 7.3%. In addition, as of December 31, 2011, the Company’s tier 1 common ratio was 16.9%, its TCE ratio was 7.3%, and its TCE to risk-weighted assets ratio was 16.0%. December 31, 2011 ratios adjusted for the effects of the applicable methodologies provided for in the Basel III capital requirements are: total capital ratio of 14.9%, tier 1 capital ratio of 13.3%, tier 1 leverage ratio of 5.6%, and tier 1 common ratio of 12.1%. These ratios reflect State Street’s estimates of the impact of the requirements under Basel III affecting capital, based upon published statements of the Basel Committee and the Federal Reserve. See “Additional Information” included in this news release for information concerning the specified capital ratios and the addendum at the end of this news release for reconciliations of these ratios to ratios calculated under presently applicable requirements.

At December 31, 2011, the net after-tax unrealized mark-to-market losses in the investment portfolio were $374 million, an increase from net unrealized mark-to-market losses of $259 million at September 30, 2011, primarily due to a widening in spreads on securities, but down from $504 million as of December 31, 2010, primarily due to lower rates.

The Company expects to record aggregate pre-tax conduit-related accretion of approximately $1.1 billion in interest revenue from January 1, 2012 through the remaining terms of the former conduit securities. This expectation is based on numerous assumptions, including holding the securities to maturity, anticipated pre-payment speeds, credit quality and sales.

The following tables provide the components of operating-basis revenue and operating-basis expenses for the periods noted:

Operating-Basis Revenue (non-GAAP)(1)

(Dollars in millions)			% Increase/		% Increase/
	Q4 2011	Q3 2011	(Decrease)	Q4 2010	(Decrease)
Servicing fees	$1,057	$1,106	(4.4)%	$1,064	(0.7)%
Investment management fees	202	229	(11.8)	221	(8.6)
Trading services revenue	273	334	(18.3)	310	(11.9)
Securities finance revenue	90	85	5.9	69	30.4
Processing fees and other revenue	45	90	(50.0)	71	(36.6)
Net interest revenue, fully taxable- equivalent basis	577	564	2.3	550	4.9
Gains (Losses) related to investment securities, net	42	5		(4)
Total Operating-Basis Revenue	$2,286	$2,413	(5.3)%	$2,281	0.2%

(1) Net Interest revenue for the fourth and third quarters of 2011 and the fourth quarter of 2010, presented in the table, included $32 million, $32 million and $33 million, respectively, of tax-equivalent adjustments, and excluded $61 million, $46 million and $139 million, respectively, of conduit-related discount accretion. GAAP-basis net interest revenue for these periods was $606 million, $578 million and $656 million, respectively. Refer to reconciliations of this operating-basis information to its GAAP-basis equivalent in the addendum included in this news release.

Operating-Basis Expenses (non-GAAP) (2)

(Dollars in millions)			% Increase/		% Increase/
	Q4 2011	Q3 2011	(Decrease)	Q4 2010	(Decrease)
Compensation and employee benefits	$872	$965	(9.6)%	$935	(6.7)%
Information systems and communications	195	191	2.1	191	2.1
Transaction processing services	179	180	(0.6)	171	4.7
Occupancy	116	119	(2.5)	117	(0.9)
Other	274	258	6.2	210	30.5
Total Operating-Basis Expenses	$1,636	$1,713	(4.5)%	$1,624	0.7%

(2) Refer to the reconciliations of this operating-basis information to its GAAP-basis equivalent in the addendum included in this news release.

FOURTH-QUARTER 2011 RESULTS VS. FOURTH-QUARTER 2010

Servicing fees were down 1% to $1.057 billion from $1.064 billion in the fourth quarter of 2010. The decrease reflected clients’ de-risking strategies amid the turmoil in European markets and the uncertainty in emerging market economies, offset partially by new business and a slight increase in the S & P 500. Total assets under custody and administration were $21.807 trillion at December 31, 2011, up 1% compared with $21.527 trillion at December 31, 2010. Daily average values for the S & P 500 Index and the MSCI® EAFE IndexES were up approximately 2% and down approximately 12%, respectively, from the fourth quarter of 2010.

Investment management fees, generated by State Street Global Advisors, were $202 million, down 9% from $221 million in the fourth quarter of 2010. The decrease in management fees reflected outflows in cash, fixed income, and active equities, amid the turmoil in Europe, offset partially by the impact of an acquisition. Total assets under management at December 31, 2011, were $1.866 trillion, down 7% compared to $2.010 trillion at December 31, 2010 reflecting de-risking behavior by clients redeeming from international and emerging markets strategies as well as the scheduled redemptions by the U.S. Department of the Treasury. Average month-end equity valuations for the S & P 500 Index and the MSCI® EAFE IndexES were up approximately 4% and down approximately 10%, respectively, from the fourth quarter of 2010.

Trading services revenue, which includes foreign exchange trading revenue and brokerage and other fees, was $273 million for the fourth quarter of 2011, a decrease of 12% from $310 million in the fourth quarter of 2010. Foreign exchange trading revenue decreased 12% primarily due to a shift in mix. Brokerage and other fees were down 12% due to weaker revenue from transition management.

Securities finance revenue was $90 million in the quarter, up 30% from $69 million in the fourth quarter of 2010, due primarily to improved spreads, offset partially by lower volumes. Processing fees and other revenue was $45 million, down 37% from $71 million due to fair-value adjustments relative to positions in the fixed-income trading initiative.

Net interest revenue on a fully taxable-equivalent basis, including conduit-related discount accretion, was $638 million in the fourth quarter of 2011, compared to $689 million in the fourth quarter of 2010. On an operating basis, excluding discount accretion, net interest revenue was $577 million, an increase of 5% from $550 million in the fourth quarter of 2010 primarily due to an increase in deposit volumes as well as lower deposit costs, offset partially by lower asset yields on the investment portfolio. Clients placed additional deposits with State Street during the fourth quarter of 2011, which were invested with central banks, the impact of which contributed to a lower net interest margin than otherwise would have been achieved. Including this unusually high level of deposits, fully taxable-equivalent net interest margin, including the discount accretion, was 155 basis points in the fourth quarter of 2011 compared to 207 basis points in the fourth quarter of 2010. Operating-basis net interest margin, including the excess central bank deposits, was 140 basis points in the fourth quarter of 2011 and excluding the excess deposits was 158 basis points, compared to 165 basis points in the fourth quarter of 2010.

In the fourth quarter of 2011, we recorded $59 million of net gains from sales of available-for-sale securities and, separately, $17 million of net losses from other-than-temporary impairment, resulting in $42 million of net gains related to investment securities.

Operating-basis expenses of $1.636 billion in the fourth quarter of 2011 increased 1% compared to the fourth quarter of 2010. Compensation and employee benefits expenses decreased 7% from $935 million to $872 million, primarily due to lower incentive compensation and the benefits from the implementation of the business operations and information technology transformation program, offset partially by the impact of acquisitions and merit adjustments. Transaction processing services expenses were up 5% to $179 million from $171 million due to higher volumes in investment servicing. Other expenses increased 30%, or $64 million, to $274 million, primarily due to increased fees for professional services and higher securities processing costs.

The effective tax rate on fourth-quarter 2011 GAAP-basis earnings was 28.3%, down from 67.2% in the fourth quarter of 2010 due primarily to the repositioning of the investment portfolio in the fourth quarter of 2010. The effective tax rate on operating-basis earnings for the fourth quarter of 2011 was 25.0%, down from 29.5% in the fourth quarter of 2010 due primarily to the geographic mix of pre-tax income and a reduction of deferred tax liabilities. The 2011 full-year effective tax rate on GAAP-basis earnings was 24.3% and the full-year effective tax rate on operating-basis earnings was 26.9%. Our effective tax rate on operating-basis earnings for the full year 2012 is expected to be in the range of 27% to 28%.

FOURTH-QUARTER 2011 RESULTS VS. THE THIRD-QUARTER 2011

Servicing fees were $1.057 billion, down 4% from $1.106 billion in the third quarter. The decrease is consistent with clients’ de-risking decisions amid the turmoil in Europe and uncertainties in emerging markets, the impact of foreign exchange and lower equity market valuations. Daily average values as measured by the S & P 500 were flat and as measured by the MSCI® EAFE IndexES were down about 7%. Management fees were $202 million, down 12% from $229 million. The decrease in management fees reflected outflows in cash, fixed income, and active equities, amid the turmoil in Europe. Average month-end equity valuations as measured by the S & P 500 were up about 3% and as measured by the MSCI® EAFE IndexES were down about 5%. Trading services revenue, which includes foreign exchange trading and brokerage and other fees, was $273 million, down 18% from $334 million. Foreign exchange trading revenue of $150 million decreased 26% due primarily to weaker volumes as well as lower volatility. Brokerage and other fee revenue was $123 million, down 5% from the third quarter due to lower revenue from transition management. Securities finance revenue was $90 million, up 6% from $85 million, primarily due to higher spreads offset slightly by lower volumes. Processing fees and other revenue was down 50% to $45 million due to fair-value adjustments relative to positions in the fixed-income trading initiative.

Fully taxable-equivalent net interest revenue in the fourth quarter of 2011 totaled $638 million, including discount accretion, compared to $610 million in the third quarter. On an operating basis, fully taxable-equivalent net interest revenue in the fourth quarter of 2011 excluding discount accretion was $577 million, up 2% from $564 million in the third quarter due to an increase in earning assets driven by the high levels of client deposits.

Compared to the third quarter of 2011, compensation and employee benefits expenses decreased 10% to $872 million from $965 million, due to savings achieved partially from the business operations and information technology transformation program and reductions in incentive compensation. Other expenses were $274 million, an increase of 6% from $258 million in the third quarter due primarily to increases in fees for professional services.

ADDITIONAL INFORMATION

All per share amounts represent fully diluted earnings per common share. Return on average common shareholders’ equity is determined by dividing full-year or annualized net income available to common equity by average common shareholders’ equity for the period. Operating-basis return on average common equity utilizes full-year or annualized operating-basis net income available to common equity in the calculation.

Non-GAAP Financial Measures

This news release includes financial information presented on a GAAP basis as well as on an operating basis. Operating-basis financial information is a non-GAAP presentation. Management measures and compares certain financial information on an operating basis, as it believes that this presentation supports meaningful comparisons from period to period and the analysis of comparable financial trends with respect to State Street’s normal ongoing business operations. Management believes that operating-basis financial information, which reports revenue from non-taxable sources on a fully taxable-equivalent basis and excludes the impact of revenue and expenses outside of the normal course of business, facilitates an investor’s understanding and analysis of State Street’s underlying financial performance and trends in addition to financial information prepared and reported in accordance with GAAP.

This news release also includes capital ratios in addition to, or adjusted from, those calculated in accordance with applicable regulatory requirements. These include capital ratios based on tier 1 common risk-based capital and tangible common equity as well as capital ratios adjusted to reflect our estimate of the impact of the Basel III capital requirements. These non-regulatory and adjusted capital measures are non-GAAP financial measures. Management currently evaluates the non-GAAP capital ratios presented in this news release to aid in its understanding of State Street’s capital position under a variety of standards, including presently applicable and evolving regulatory requirements. Management believes that the use of the non-GAAP capital ratios described in this news release similarly aids in an investor's understanding of State Street's capital position and therefore is of interest to investors.

In addition to the reconciliations, described below, of the capital ratios referenced in this news release, the addendum included in this news release also includes reconciliations of the following other non-GAAP financial measures referenced in this news release: operating-basis results to GAAP-basis results and Basel III-adjusted capital ratios to capital ratios calculated under currently applicable requirements.

Non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP and capital ratios determined in accordance with currently applicable regulatory requirements.

Capital Ratios

The total capital, tier 1 risk-based capital, or tier 1 capital, and tier 1 leverage ratios are capital ratios used regularly by bank regulatory authorities to evaluate the Company’s capital adequacy. The tier 1 risk-based common, or tier 1 common, ratio is sometimes used by the Federal Reserve in connection with its capital assessment and review programs. The tangible common equity, or TCE, and TCE/risk-weighted assets, or RWA, ratios are other capital ratios management believes provide additional context for understanding and assessing the Company’s capital adequacy.

  The total capital, tier 1 capital, and tier 1 leverage ratios, as applicable, are each calculated in accordance with applicable bank regulatory requirements.
  The tier 1 common ratio is calculated by dividing (a) tier 1 capital less non-common elements including qualifying perpetual preferred stock, qualifying minority interest in subsidiaries and qualifying trust preferred securities, by (b) total risk-weighted assets, which assets are calculated in accordance with applicable bank regulatory requirements. The tier 1 common ratio is not required by GAAP or on a recurring basis by bank regulations. Management is currently monitoring this ratio, along with the other capital ratios described in this news release, in evaluating State Street’s capital levels and believes that, at this time, the ratio may be of interest to investors. Reconciliations with respect to the tier 1 common ratios as of December 31, 2011, September 30, 2011, and December 31, 2010 are provided in the addendum included in this news release.
  The TCE ratio is calculated by dividing consolidated total common shareholders’ equity by consolidated total assets, after reducing both amounts by goodwill and other intangible assets net of related deferred taxes. Total assets reflected in the TCE ratio also exclude cash balances on deposit at the Federal Reserve Bank and other central banks in excess of required reserves. The TCE ratio is not required by GAAP or by bank regulations, but is a metric used by management to evaluate the adequacy of State Street’s capital levels. Since there is no authoritative requirement to calculate the TCE ratio, our TCE ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity and adjusted tangible assets are non-GAAP financial measures and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. Reconciliations with respect to the calculation of the TCE ratio as of December 31, 2011, September 30, 2011, and December 31, 2010 are provided in the addendum included in this news release.
  The TCE/RWA ratio is calculated by dividing consolidated total common shareholders’ equity (reduced by goodwill and other intangible assets net of related deferred taxes) by total risk-weighted assets (determined in accordance with applicable bank regulatory requirements). The TCE/RWA ratio is not required by GAAP or by bank regulations, but is a metric used by management to evaluate the adequacy of State Street’s capital levels. Since there is no authoritative requirement to calculate the TCE/RWA ratio, our TCE/RWA ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity is a non-GAAP financial measure and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. Reconciliations with respect to the calculation of the TCE/RWA ratio as of December 31, 2011, September 30, 2011, and December 31, 2010 are provided in the addendum included in this news release.

INVESTOR CONFERENCE CALL

State Street will webcast an investor conference call today, Wednesday, January 18, 2012, at 9:00 a.m. EST, available at www.statestreet.com/stockholder. The conference call will also be available via telephone, at +1 706/679-5594 or +1 888/391-4233 (Conference ID #36969978). Recorded replays of the conference call will be available on the web site, and by telephone at +1 404/537-3406 or +1 855/859-2056 (Conference ID#36969978), beginning approximately two hours after the call’s completion. The telephone replay will be available for approximately two weeks following the conference call. This news release, presentation materials referred to on the conference call (including those concerning our investment portfolio), and additional financial information are available on State Street’s website, at www.statestreet.com/stockholder under “Investor Relations--Investor News & Events and under the title “Events and Presentations.”

State Street Corporation (NYSE: STT) is the world's leading provider of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $21.807 trillion in assets under custody and administration and $1.866 trillion in assets under management at December 31, 2011, State Street operates in 29 countries and more than 100 geographic markets and employs 29,740 worldwide. For more information, visit State Street’s web site at www.statestreet.com or call +1 877/639-7788 [NEWS STT] toll-free in the United States and Canada, or +1 678/999-4577 outside those countries.

Forward-Looking Statements

This news release contains forward-looking statements as defined by United States securities laws, including statements relating to our goals and expectations regarding our business, financial and capital condition, results of operations, investment portfolio performance and strategies, the financial and market outlook, governmental and regulatory initiatives and developments, and the business environment. Forward-looking statements are often, but not always, identified by such forward-looking terminology as "plan," "expect," "look," "believe," "anticipate," "estimate," "seek," "may," "will," "trend," "target,” and "goal," or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements, and those statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to January 18, 2012.

Important factors that may affect future results and outcomes include, but are not limited to:

  the manner in which the Federal Reserve and other regulators implement the Dodd-Frank Act, Basel III and other regulatory initiatives in the U.S. and internationally, including any increases in the minimum regulatory capital ratios applicable to us and regulatory developments that result in changes to our operating model or other changes to the provision of our services in order to comply with or respond to such regulations;
  required regulatory capital ratios under Basel II and Basel III, in each case as fully implemented by State Street and State Street Bank (and in the case of Basel III, when finally adopted by the Federal Reserve), which may result in the need for substantial additional capital or increased levels of liquidity in the future;
  approvals required by the Federal Reserve or other regulators for the use, allocation or distribution of our capital or other specific capital actions or programs, including equity repurchases, which approvals may restrict or limit our growth plans, distributions to shareholders, equity repurchase programs or other capital initiatives;
  changes in law or regulation that may adversely affect our, our clients’ or our counterparties’ business activities and the products or services that we sell, including additional or increased taxes or assessments thereon, capital adequacy requirements and changes that expose us to risks related to compliance;
  financial market disruptions and the economic recession, whether in the U.S., Europe or other regions internationally;
  the liquidity of the U.S. and international securities markets, particularly the markets for fixed-income securities, and the liquidity requirements of our clients;
  increases in the volatility of, or declines in the levels of, our net interest revenue, changes in the composition of the assets on our consolidated balance sheet and the possibility that we may be required to change the manner in which we fund those assets;
  the financial strength and continuing viability of the counterparties with which we or our clients do business and to which we have investment, credit or financial exposure including, for example, the direct and indirect effects on counterparties of the pending sovereign debt risks in Europe;
  the credit quality, credit agency ratings, and fair values of the securities in our investment securities portfolio, a deterioration or downgrade of which could lead to other-than-temporary impairment of the respective securities and the recognition of an impairment loss in our consolidated statement of income;
  delays or difficulties in the execution of our previously announced business operations and information technology transformation program, which could lead to changes in our estimates of the charges, expenses or savings associated with the planned program, resulting in increased volatility of our earnings;
  the maintenance of credit agency ratings for our debt and depository obligations as well as the level of credibility of credit agency ratings;
  the results of, and costs associated with, government investigations, litigation, and similar claims, disputes, or proceedings;
  the risks that acquired businesses and joint ventures will not be integrated successfully, or that the integration will take longer than anticipated, that expected synergies will not be achieved or unexpected disynergies will be experienced, that client and deposit retention goals will not be met, that other regulatory or operational challenges will be experienced and that disruptions from the transaction will harm relationships with clients, employees or regulators;
  the ability to complete acquisitions, divestitures and joint ventures, including the ability to obtain regulatory approvals, the ability to arrange financing as required and the ability to satisfy closing conditions;
  the performance of and demand for the products and services we offer, including the level and timing of redemptions and withdrawals from our collateral pools and other collective investment products;
  the possibility that our clients will incur substantial losses in investment pools where we act as agent, and the possibility of significant reductions in the valuation of assets;
  our ability to attract deposits and other low-cost, short-term funding;
  potential changes to the competitive environment, including changes due to the effects of consolidation, and perceptions of State Street as a suitable service provider or counterparty;
  the level and volatility of interest rates and the performance and volatility of securities, credit, currency and other markets in the U.S. and internationally;
  our ability to measure the fair value of the investment securities on our consolidated balance sheet;
  our ability to control operating risks, data security breach risks, information technology systems risks and outsourcing risks, and our ability to protect our intellectual property rights, the possibility of errors in the quantitative models we use to manage our business and the possibility that our controls will prove insufficient, fail or be circumvented;
  adverse publicity or other reputational harm;
  our ability to grow revenue, attract and/or retain and compensate highly skilled people, control expenses and attract the capital necessary to achieve our business goals and comply with regulatory requirements;
  the potential for new products and services to impose additional costs on us and expose us to increased operational risk;
  changes in accounting standards and practices; and
  changes in tax legislation and in the interpretation of existing tax laws by U.S. and non-U.S. tax authorities that affect the amount of taxes due.

Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2010 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this news release speak only as of the date hereof, January 18, 2012, and we do not undertake efforts to revise those forward-looking statements to reflect events after that date.

STATE STREET CORPORATION
Earnings Release Addendum

CONSOLIDATED FINANCIAL HIGHLIGHTS
December 31, 2011

	Quarters Ended			% Change
				Q4 2011	Q4 2011
(Dollars in millions, except per share amounts	December 31,	September 30,	December 31,	vs.	vs.
or where otherwise noted)	2011	2011	2010	Q3 2011	Q4 2010

Revenue:
Fee revenue	$1,667	$1,844	$1,735	(10)%	(4)%
Net interest revenue (1)	606	578	656	5	(8)
Net gains (losses) from sales of investment securities	59	15	(341)
Net losses from other-than-temporary impairment	(17)	(10)	(7)
Total Revenue	2,315	2,427	2,043	(5)	13
Provision for Loan Losses	(1)	-	(1)
Total Expenses:
Expenses from operations	1,636	1,713	1,624	(4)	1
Acquisition and restructuring costs (2)	148	85	168
Income tax expense (3),(4)	151	74	169
Net Income	381	555	83	(31)	359

Net Income Available to Common Shareholders	371	543	81

Diluted Earnings Per Common Share	.76	1.10	.16	(31)	375

Average Diluted Common Shares Outstanding (in thousands)	490,328	494,780	499,232

Cash Dividends Declared Per Common Share	$.18	$.18	$.01
Closing Price Per Share of Common Stock (at quarter end)	40.31	32.16	46.34

Ratios:
Return on average common equity	7.8%	11.2%	1.8%
Net interest margin, fully taxable-equivalent basis	1.55	1.56	2.07
Tier 1 risk-based capital	18.9	17.9	20.5
Total risk-based capital	20.5	19.5	22.0
Tier 1 leverage	7.3	7.8	8.2
Tier 1 common to risk-weighted assets (5)	16.9	16.0	18.1
Tangible common equity to tangible assets (5)	7.3	7.0	7.6
Tangible common equity to risk-weighted assets (5)	16.0	15.6	17.2

At Quarter End:
Assets Under Custody and Administration (6) (in trillions)	$21.81	$21.51	$21.53
Assets Under Management (in trillions)	1.87	1.88	2.01

	Years Ended		% Change
			2011
	December 31,	December 31,	vs.
(Dollars in millions, except per share amounts)	2011	2010	2010

Revenue:
Fee revenue	$7,194	$6,540	10%
Net interest revenue (1)	2,333	2,699	(14)
Net gains (losses) from sales of investment securities	140	(55)
Net losses from other-than-temporary impairment	(73)	(231)
Total Revenue	9,594	8,953	7
Provision for Loan Losses	-	25
Total Expenses:
Expenses from operations	6,789	6,183	10
Securities lending charge	-	414
Acquisition and restructuring costs (2)	269	245
Income tax expense (3),(4),(7)	616	530
Net Income	1,920	1,556	23

Net Income Available to Common Shareholders	1,882	1,540

Diluted Earnings Per Common Share	3.79	3.09	23

Average Diluted Common Shares Outstanding (in thousands):	496,072	497,924

Cash Dividends Declared Per Common Share	$.72	$.04

Return on Average Common Equity	10.0%	9.5%
Net interest margin, fully taxable-equivalent basis	1.67	2.24

(1) Included discount accretion related to former conduit securities of $61 million, $46 million and $139 million for the quarters ended December 31, 2011, September 30, 2011 and December 31, 2010, respectively, and $220 million and $712 million for the years ended December 31, 2011 and 2010, respectively.
(2) Amounts for the quarter and year ended December 31, 2011 reflected a $55 million indemnification benefit for an income tax claim related to a 2010 acquisition.
(3) Amounts for the quarter and year ended December 31, 2011 reflected offsetting income tax expense of $55 million related to the indemnification benefit described in note (2).

(4) Amounts for the quarters ended December 31, 2011 and September 30, 2011 and the year ended December 31, 2011 reflected a discrete tax benefit of $12 million, $91 million and $103 million, respectively, related to former conduit assets.

(5) Ratios are non-GAAP financial measures. Refer to accompanying reconciliations for additional information.
(6) Included assets under custody of $15.86 trillion, $15.71 trillion and $15.86 trillion, respectively.
(7) Amount for the year ended December 31, 2010 reflected a discrete tax benefit $180 million related to former conduit assets.

STATE STREET CORPORATION
Earnings Release Addendum

SELECTED CONSOLIDATED FINANCIAL INFORMATION
Quarters and Years Ended December 31, 2011 and December 31, 2010

	Quarters Ended			Years Ended
	December 31,	December 31,		December 31,	December 31,
(Dollars in millions, except per share amounts)	2011	2010	% Change	2011	2010	% Change

Fee Revenue:
Servicing fees	$1,057	$1,064	(1)%	$4,382	$3,938	11%
Management fees	202	221	(9)	917	829	11
Trading services	273	310	(12)	1,220	1,106	10
Securities finance	90	69	30	378	318	19
Processing fees and other	45	71	(37)	297	349	(15)
Total fee revenue	1,667	1,735	(4)	7,194	6,540	10

Net Interest Revenue:
Interest revenue	765	834	(8)	2,946	3,462	(15)
Interest expense	159	178	(11)	613	763	(20)
Net interest revenue (1)	606	656	(8)	2,333	2,699	(14)

Gains (Losses) related to investment securities, net:
Net gains (losses) from sales of investment securities	59	(341)		140	(55)
Losses from other-than-temporary impairment	(19)	(39)		(123)	(651)
Losses not related to credit	2	32		50	420
Gains (Losses) related to investment securities, net	42	(348)		67	(286)

Total revenue	2,315	2,043	13.3	9,594	8,953	7.2

Provision for loan losses	(1)	(1)		-	25

Expenses:
Compensation and employee benefits	872	935	(7)	3,820	3,524	8
Information systems and communications	195	191	2	776	713	9
Transaction processing services	179	171	5	732	653	12
Occupancy	116	117	(1)	455	463	(2)
Securities lending charge	-	-		-	414
Acquisition and restructuring costs	148	168		269	245
Other	274	210	30	1,006	830	21
Total expenses	1,784	1,792	(0.4)	7,058	6,842	3.2
Income before income tax expense	532	252	111	2,536	2,086	22
Income tax expense	151	169		616	530
Net income	$381	$83	359	$1,920	$1,556	23

Adjustments to net income:
Dividends on preferred stock	$(7)			$(20)
Earnings allocated to participating securities	(3)	$(2)		(18)	$(16)
Net income available to common shareholders	$371	$81		$1,882	$1,540

Earnings Per Common Share:
Basic	$.77	$.17	353	$3.82	$3.11	23
Diluted	.76	.16	375	3.79	3.09	23

Average Common Shares Outstanding (in thousands):
Basic	485,424	495,758		492,598	495,394
Diluted	490,328	499,232		496,072	497,924

Selected consolidated financial information presented above was prepared in accordance with accounting principles generally accepted in the U.S.

(1) Net interest revenue on a fully taxable-equivalent basis was $638 million and $689 million for the quarters ended December 31, 2011 and 2010, respectively, and $2.46 billion and $2.83 billion for the years ended December 31, 2011 and 2010, respectively. These amounts included tax-equivalent adjustments of $32 million and $33 million for the quarters ended December 31, 2011 and 2010, respectively, and $128 million and $129 million for the years ended December 31, 2011 and 2010, respectively.

STATE STREET CORPORATION
Earnings Release Addendum

SELECTED CONSOLIDATED FINANCIAL INFORMATION
Quarters Ended December 31, 2011 and September 30, 2011

	Quarters Ended
	December 31,	September 30,
(Dollars in millions, except per share amounts)	2011	2011	% Change

Fee Revenue:
Servicing fees	$1,057	$1,106	(4)%
Management fees	202	229	(12)
Trading services	273	334	(18)
Securities finance	90	85	6
Processing fees and other	45	90	(50)
Total fee revenue	1,667	1,844	(10)

Net Interest Revenue:
Interest revenue	765	728	5
Interest expense	159	150	6
Net interest revenue (1)	606	578	5

Gains (Losses) related to investment securities, net:
Net gains from sales of available-for-sale securities	59	15
Losses from other-than-temporary impairment	(19)	(25)
Losses not related to credit	2	15
Gains related to investment securities, net	42	5

Total revenue	2,315	2,427	(4.6)

Provision for loan losses	(1)	-

Expenses:
Compensation and employee benefits	872	965	(10)
Information systems and communications	195	191	2
Transaction processing services	179	180	(1)
Occupancy	116	119	(3)
Acquisition and restructuring costs	148	85
Other	274	258	6
Total expenses	1,784	1,798	(0.8)
Income before income tax expense	532	629	(15)
Income tax expense	151	74
Net income	$381	$555	(31)

Adjustments to net income:
Dividends on preferred stock	$(7)	$(6)
Earnings allocated to participating securities	(3)	(6)
Net income available to common shareholders	$371	$543

Earnings Per Common Share:
Basic	$.77	$1.11	(31)
Diluted	.76	1.10	(31)

Average Common Shares Outstanding (in thousands):
Basic	485,424	490,840
Diluted	490,328	494,780

Selected consolidated financial Information presented above was prepared in accordance with accounting principles generally accepted in the U.S.

(1) Net interest revenue on a fully taxable-equivalent basis was $638 million and $610 million for the quarters ended December 31, 2011 and September 30, 2011, respectively. Both of these amounts included a tax-equivalent adjustment of $32 million.

STATE STREET CORPORATION
Earnings Release Addendum

SELECTED CONSOLIDATED OPERATING-BASIS FINANCIAL INFORMATION
(NON-GAAP PRESENTATION)
Quarters and Years Ended December 31, 2011 and December 31, 2010

State Street prepares its consolidated statement of income in accordance with accounting principles generally accepted in the U.S., or GAAP. In addition, State Street presents financial information on a non-GAAP basis, referred to as “operating” basis. Management measures and compares certain financial information on an operating basis, as it believes that this presentation supports meaningful comparisons from period to period and the analysis of comparable financial trends with respect to State Street’s normal ongoing business operations. Management believes that operating-basis financial information, which reports revenue from non-taxable sources on a fully taxable-equivalent basis and excludes the impact of revenue and expenses outside of the normal course of business, facilitates an investor’s understanding and analysis of State Street’s underlying financial performance and trends in addition to financial information prepared and reported in accordance with GAAP. The financial information presented below has been prepared on an operating basis; reconciliations of this information to financial information prepared in accordance with GAAP, referred to as "reported," are included in this Earnings Release Addendum.

	Quarters Ended (1)			Years Ended (1)
	December 31,	December 31,		December 31,	December 31,
(Dollars in millions, except per share amounts)	2011	2010	% Change	2011	2010	% Change

Fee Revenue:
Servicing fees	$1,057	$1,064	(1)%	$4,382	$3,938	11%
Management fees	202	221	(9)	917	829	11
Trading services	273	310	(12)	1,220	1,106	10
Securities finance	90	69	30	378	318	19
Processing fees and other	45	71	(37)	297	349	(15)
Total fee revenue	1,667	1,735	(4)	7,194	6,540	10

Net Interest Revenue:
Interest revenue, operating basis	736	728	1	2,854	2,879	(1)
Interest expense	159	178	(11)	613	763	(20)
Net interest revenue, operating basis	577	550	5	2,241	2,116	6

Gains (Losses) related to investment securities, net	42	(4)		67	58
Total revenue, operating basis (2)	2,286	2,281	0.2	9,502	8,714	9.0

Provision for loan losses	(1)	(1)		-	25

Expenses:
Compensation and employee benefits	872	935	(7)	3,820	3,517	9
Information systems and communications	195	191	2	776	713	9
Transaction processing services	179	171	5	732	653	12
Occupancy	116	117	(1)	455	463	(2)
Other	274	210	30	1,006	830	21
Total expenses, operating basis (2)	1,636	1,624	0.7	6,789	6,176	9.9
Income before income tax expense, operating basis	651	658	(1)	2,713	2,513	8
Income tax expense, operating basis	154	184		695	676
Tax-equivalent adjustment	32	33		128	129
Net income, operating basis	$465	$441	5	$1,890	$1,708	11

Adjustments to net income:
Dividends on preferred stock	$(7)			$(20)
Earnings allocated to participating securities	(4)	$(6)		(18)	$(18)
Net income available to common shareholders, operating basis	$454	$435		$1,852	$1,690

Diluted earnings per common share, operating basis	$.93	$.87	7	$3.73	$3.40	10

Average diluted common shares outstanding (in thousands)	490,328	499,232		496,072	497,924

Return on average common equity, operating basis	9.5%	9.8%		9.9%	10.4%

(1) Refer to the accompanying reconciliations of operating-basis results to reported results.

(2) For the quarter ended December 31, 2011, negative operating leverage in the year-over-year comparison was 50 basis points, based on an increase in total operating-basis revenue of 0.2% and an increase in total operating-basis expenses of 0.7%. For the year ended December 31, 2011, negative operating leverage in the year-over-year comparison was 90 basis points, based on an increase in total operating-basis revenue of 9.0% and an increase in total operating-basis expenses of 9.9%.

STATE STREET CORPORATION
Earnings Release Addendum

SELECTED CONSOLIDATED OPERATING-BASIS FINANCIAL INFORMATION
(NON-GAAP PRESENTATION)
Quarters Ended December 31, 2011 and September 30, 2011

State Street prepares its consolidated statement of income in accordance with accounting principles generally accepted in the U.S., or GAAP. In addition, State Street presents financial information on a non-GAAP basis, referred to as “operating” basis. Management measures and compares certain financial information on an operating basis, as it believes that this presentation supports meaningful comparisons from period to period and the analysis of comparable financial trends with respect to State Street’s normal ongoing business operations. Management believes that operating-basis financial information, which reports revenue from non-taxable sources on a fully taxable-equivalent basis and excludes the impact of revenue and expenses outside of the normal course of business, facilitates an investor’s understanding and analysis of State Street’s underlying financial performance and trends in addition to financial information prepared and reported in accordance with GAAP. The financial information presented below has been prepared on an operating basis; reconciliations of this information to financial information prepared in accordance with GAAP, referred to as "reported," are included in this Earnings Release Addendum.

	Quarters Ended (1)
	December 31,	September 30,
(Dollars in millions, except per share amounts)	2011	2011	% Change

Fee Revenue:
Servicing fees	$1,057	$1,106	(4)%
Management fees	202	229	(12)
Trading services	273	334	(18)
Securities finance	90	85	6
Processing fees and other	45	90	(50)
Total fee revenue	1,667	1,844	(10)

Net Interest Revenue:
Interest revenue, operating basis	736	714	3
Interest expense	159	150	6
Net interest revenue, operating basis	577	564	2

Gains related to investment securities, net	42	5
Total revenue, operating basis (2)	2,286	2,413	(5.3)

Provision for loan losses	(1)	-

Expenses:
Compensation and employee benefits	872	965	(10)
Information systems and communications	195	191	2
Transaction processing services	179	180	(1)
Occupancy	116	119	(3)
Other	274	258	6
Total expenses, operating basis (2)	1,636	1,713	(4.5)
Income before income tax expense, operating basis	651	700	(7)
Income tax expense	154	181
Tax-equivalent adjustment	32	32
Net income, operating basis	$465	$487	(5)

Adjustments to net income:
Dividends on preferred stock	$(7)	$(6)
Earnings allocated to participating securities	(4)	(5)
Net income available to common shareholders, operating basis	$454	$476

Diluted earnings per common share, operating basis	$.93	$.96	(3)

Average diluted common shares outstanding (in thousands)	490,328	494,780

Return on average common equity, operating basis	9.5%	9.8%

(1) Refer to the accompanying reconciliation of operating-basis results to reported results.

(2) For the quarter ended December 31, 2011, negative operating leverage in the quarter-over-quarter comparison was 80 basis points, based on a decrease in total operating-basis revenue of 5.3% and a decrease in total operating-basis expenses of 4.5%.

STATE STREET CORPORATION
Earnings Release Addendum

RECONCILIATION OF OPERATING-BASIS RESULTS
Quarter and Year Ended December 31, 2011

The tables presented below reconcile financial information prepared on a non-GAAP, or operating, basis to financial information prepared and reported in accordance with GAAP.

(Dollars in millions, except per share amounts)	Quarter Ended December 31, 2011				Year Ended December 31, 2011

	Reported			Operating - Basis	Reported			Operating - Basis
	Results	Adjustments		Results	Results	Adjustments		Results
Fee Revenue:
Servicing fees	$1,057			$1,057	$4,382			$4,382
Management fees	202			202	917			917
Trading services	273			273	1,220			1,220
Securities finance	90			90	378			378
Processing fees and other	45			45	297			297
Total fee revenue	1,667			1,667	7,194			7,194

Net Interest Revenue:
Interest revenue	765	$(29)	(1)	736	2,946	$(92)	(6)	2,854
Interest expense	159	-		159	613	-		613
Net interest revenue	606	(29)		577	2,333	(92)		2,241

Gains related to investment securities, net	42	-		42	67	-		67
Total revenue	2,315	(29)		2,286	9,594	(92)		9,502

Provision for loan losses	(1)	-		(1)	-	-		-

Expenses:
Compensation and employee benefits	872			872	3,820			3,820
Information systems and communications	195			195	776			776
Transaction processing services	179			179	732			732
Occupancy	116			116	455			455
Acquisition and restructuring costs	148	(148)	(2)	-	269	(269)	(7)	-
Other	274	-		274	1,006	-		1,006
Total expenses	1,784	(148)		1,636	7,058	(269)		6,789
Income before income tax expense	532	119		651	2,536	177		2,713
Income tax expense	151	3	(3)	154	616	79	(8)	695
Tax-equivalent adjustment	-	32	(4)	32	-	128	(4)	128
Net income	$381	$84		$465	$1,920	$(30)		$1,890

Adjustments to net income:
Dividends on preferred stock	$(7)			$(7)	$(20)			$(20)
Earnings allocated to participating securities	(3)	$(1)	(5)	(4)	(18)			(18)
Net income available to common shareholders	$371	$83		$454	$1,882	$(30)		$1,852

Diluted earnings per common share	$.76	$.17		$.93	$3.79	$(.06)		$3.73

Average diluted common shares outstanding (in thousands)	490,328	490,328		490,328	496,072	496,072		496,072

Return on average common equity	7.8%	1.7%		9.5%	10.0%	(0.1)%		9.9%

(1) Represents tax-equivalent adjustment of $32 million, not included in reported results, net of $61 million of discount accretion related to former conduit securities.

(2) Represents $25 million of integration costs related to previous acquisitions; a $55 million indemnification benefit for an income tax claim related to the 2010 acquisition of the Italian securities services business; $58 million of restructuring charges related to the business operations and information technology transformation program; and $120 million of restructuring charges mainly related to our withdrawal from our fixed-income trading initiative.

(3) Represents a discrete tax benefit of $12 million related to former conduit assets, income tax expense of $55 million related to the indemnification benefit described in note (2), and the net tax effect of non-operating adjustments.

(4) Represents tax-equivalent adjustment, not included in reported results.
(5) Represents effect of the difference between reported and operating-basis earnings on allocation to participating securities.
(6) Represents tax-equivalent adjustment of $128 million, not included in reported results, net of $220 million of discount accretion related to former conduit securities.

(7) Represents $71 million of integration costs related to previous acquisitions; a $55 million indemnification benefit for an income tax claim related to the 2010 acquisition of the Italian securities services business; $133 million of restructuring charges related to the business operations and information technology transformation program; and $120 million of restructuring charges mainly related to our withdrawal from our fixed-income trading initiative.

(8) Represents a discrete tax benefit of $103 million related to former conduit assets, income tax expense of $55 million related to the indemnification benefit described in note (7), and the net tax effect of non-operating adjustments.

STATE STREET CORPORATION
Earnings Release Addendum

RECONCILIATION OF OPERATING-BASIS RESULTS
Quarter and Year Ended December 31, 2010

The tables presented below reconcile financial information prepared on a non-GAAP, or operating, basis to financial information prepared and reported in accordance with GAAP.

(Dollars in millions, except per share amounts)	Quarter Ended December 31, 2010				Year Ended December 31, 2010

	Reported			Operating - Basis	Reported			Operating - Basis
	Results	Adjustments		Results	Results	Adjustments		Results
Fee Revenue:
Servicing fees	$1,064			$1,064	$3,938			$3,938
Management fees	221			221	829			829
Trading services	310			310	1,106			1,106
Securities finance	69			69	318			318
Processing fees and other	71			71	349			349
Total fee revenue	1,735			1,735	6,540			6,540

Net Interest Revenue:
Interest revenue	834	$(106)	(1)	728	3,462	$(583)	(7)	2,879
Interest expense	178	-		178	763	-		763
Net interest revenue	656	(106)		550	2,699	(583)		2,116

Gains (Losses) related to investment securities, net	(348)	344	(2)	(4)	(286)	344	(2)	58
Total revenue	2,043	238		2,281	8,953	(239)		8,714

Provision for loan losses	(1)	-		(1)	25	-		25

Expenses:
Compensation and employee benefits	935			935	3,524	(7)	(8)	3,517
Information systems and communications	191			191	713	-		713
Transaction processing services	171			171	653	-		653
Occupancy	117			117	463	-		463
Securities lending charge	-			-	414	(414)	(9)	-
Acquisition and restructuring costs	168	(168)	(3)	-	245	(245)	(10)	-
Other	210	-		210	830	-		830
Total expenses	1,792	(168)		1,624	6,842	(666)		6,176
Income before income tax expense	252	406		658	2,086	427		2,513
Income tax expense	169	15	(4)	184	530	146	(11)	676
Tax-equivalent adjustment	-	33	(5)	33	-	129	(5)	129
Net Income	$83	$358		$441	$1,556	$152		$1,708

Earnings allocated to participating securities	$(2)	$(4)	(6)	$(6)	$(16)	$(2)	(6)	$(18)
Net income available to common shareholders	$81	$354		$435	$1,540	$150		$1,690

Diluted earnings per common share	$.16	$.71		$.87	$3.09	$.31		$3.40

Average diluted common shares outstanding (in thousands)	499,232	499,232		499,232	497,924	497,924		497,924

Return on average common equity	1.8%	8.0%		9.8%	9.5%	0.9%		10.4%

(1) Represents tax-equivalent adjustment of $33 million, not included in reported results, net of $139 million of discount accretion related to former conduit securities.
(2) Represents a net loss related to a repositioning of the investment portfolio.
(3) Represents integration costs of $12 million and restructuring charges of $156 million related to the business operations and information technology transformation program.
(4) Represents net tax effect of non-operating adjustments.
(5) Represents tax-equivalent adjustment, not included in reported results.
(6) Represents effect of the difference between reported and operating-basis earnings on allocation to participating securities.
(7) Represents tax-equivalent adjustment of $129 million, not included in reported results, net of $712 million of discount accretion related to former conduit securities.
(8) Represents a tax on bonus payments to employees in the U.K.

(9) Represents a charge, composed of $330 million to provide for a one-time cash contribution to the SSgA lending fund collateral pools and liquidating trusts and $9 million of associated costs, and $75 million to establish a reserve to address potential inconsistencies in the application of redemption policy for agency lending collateral pools.

(10) Represents $89 million of integration costs and $156 million of restructuring charges related to the business operations and information technology transformation program.
(11) Represents a discrete tax benefit of $180 million related to former conduit assets and the net tax effect of non-operating adjustments.

STATE STREET CORPORATION
Earnings Release Addendum

RECONCILIATION OF OPERATING-BASIS RESULTS
Quarter Ended September 30, 2011

The table presented below reconciles financial information prepared on a non-GAAP, or operating, basis to financial information prepared and reported in accordance with GAAP.

(Dollars in millions, except per share amounts)	Quarter Ended September 30, 2011

	Reported			Operating - Basis
	Results	Adjustments		Results
Fee Revenue:
Servicing fees	$1,106			$1,106
Management fees	229			229
Trading services	334			334
Securities finance	85			85
Processing fees and other	90			90
Total fee revenue	1,844			1,844

Net Interest Revenue:
Interest revenue	728	$(14)	(1)	714
Interest expense	150	-		150
Net interest revenue	578	(14)		564

Gains related to investment securities, net	5	-		5
Total revenue	2,427	(14)		2,413

Provision for loan losses	-	-		-

Expenses:
Compensation and employee benefits	965			965
Information systems and communications	191			191
Transaction processing services	180			180
Occupancy	119			119
Acquisition and restructuring costs	85	(85)	(2)	-
Other	258	-		258
Total expenses	1,798	(85)		1,713
Income before income tax expense	629	71		700
Income tax expense	74	107	(3)	181
Tax-equivalent adjustment	-	32	(4)	32
Net income	$555	$(68)		$487

Adjustments to net income:
Dividends on preferred stock	$(6)			$(6)
Earnings allocated to participating securities	(6)	$1	(5)	(5)
Net income available to common shareholders	$543	$(67)		$476

Diluted earnings per common share	$1.10	$(.14)		$.96

Average diluted common shares outstanding (in thousands)	494,780	494,780		494,780

Return on average common equity	11.2%	(1.4)%		9.8%

(1) Represents tax-equivalent adjustment of $32 million, not included in reported results, net of $46 million of discount accretion related to former conduit securities.
(2) Represents $19 million of integration costs and $66 million of restructuring charges related to the business operations and information technology transformation program.
(3) Represents a discrete tax benefit of $91 million related to former conduit assets and the net tax effect of non-operating adjustments.
(4) Represents tax-equivalent adjustment, not included in reported results.
(5) Represents effect of the difference between reported and operating-basis earnings on allocation to participating securities.

STATE STREET CORPORATION
Earnings Release Addendum

CONSOLIDATED STATEMENT OF CONDITION

	December 31,	September 30,	December 31,
(Dollars in millions, except per share amounts)	2011	2011	2010

Assets
Cash and due from banks	$1,834	$9,487	$3,311
Interest-bearing deposits with banks	58,886	36,484	22,234
Securities purchased under resale agreements	7,045	6,058	2,928
Trading account assets	707	1,936	479
Investment securities available for sale	99,832	96,595	81,881
Investment securities held to maturity	9,321	10,018	12,249
Loans and leases (less allowance for losses of $22, $22 and $100)	10,031	11,718	11,857
Premises and equipment	1,747	1,738	1,802
Accrued income receivable	1,810	1,932	1,733
Goodwill	5,645	5,639	5,597
Other intangible assets	2,459	2,486	2,593
Other assets	16,985	24,704	13,841
Total assets	$216,302	$208,795	$160,505

Liabilities
Deposits:
Noninterest-bearing	$58,911	$36,435	$17,464
Interest-bearing -- U.S.	7,148	7,994	6,957
Interest-bearing -- Non-U.S.	91,542	90,569	73,924
Total deposits	157,601	134,998	98,345

Securities sold under repurchase agreements	7,887	9,521	7,599
Federal funds purchased	261	6,956	7,748
Other short-term borrowings	5,161	9,170	8,694
Accrued expenses and other liabilities	17,860	20,387	11,782
Long-term debt	8,134	8,112	8,550
Total liabilities	196,904	189,144	142,718

Shareholders' Equity
Preferred stock, no par: 3,500,000 shares authorized; 5,001 shares
issued and outstanding	500	500	-
Common stock, $1 par: 750,000,000 shares authorized;
503,965,849, 504,000,556 and 502,064,454 shares issued	504	504	502
Surplus	9,557	9,528	9,356
Retained earnings	10,176	9,889	8,634
Accumulated other comprehensive loss	(659)	(315)	(689)
Treasury stock, at cost (16,541,985, 10,918,592, and 420,016 shares)	(680)	(455)	(16)
Total shareholders' equity	19,398	19,651	17,787
Total liabilities and shareholders' equity	$216,302	$208,795	$160,505

STATE STREET CORPORATION
Earnings Release Addendum
Tangible Common Equity and Tier 1 Common Ratios - Reconciliations
As of Period End

The table set forth below presents the calculations of State Street's ratios of tangible common equity to total tangible assets and to total risk-weighted assets, and its ratios of tier 1 common capital to total risk-weighted assets.

		For the periods ended
		December 31,	September 30,	December 31,
(Dollars in millions)		2011	2011	2010

Consolidated Total Assets		$216,302	$208,795	$160,505
Less:
Goodwill		5,645	5,639	5,597
Other intangible assets		2,459	2,486	2,593
Excess reserves held at central banks		50,094	33,618	16,612
Adjusted assets		158,104	167,052	135,703
Plus deferred tax liabilities		757	764	747
Total tangible assets	A	$158,861	$167,816	$136,450

Consolidated Total Common Shareholders' Equity		$18,898	$19,151	$17,787
Less:
Goodwill		5,645	5,639	5,597
Other intangible assets		2,459	2,486	2,593
Adjusted equity		10,794	11,026	9,597
Plus deferred tax liabilities		757	764	747
Total tangible common equity	B	$11,551	$11,790	$10,344

Tangible common equity ratio	B/A	7.3%	7.0%	7.6%

Ratio of tangible common equity to total risk-weighted assets	B/D	16.0%	15.6%	17.2%

Tier 1 Capital		$13,625	$13,520	$12,325
Less:
Trust preferred securities		950	950	1,450
Preferred stock		500	500	-
Tier 1 common capital	C	$12,175	$12,070	$10,875

Total risk-weighted assets	D	$72,234	$75,646	$60,177

Ratio of tier 1 common capital to total risk-weighted assets	C/D	16.9%	16.0%	18.1%

STATE STREET CORPORATION
Earnings Release Addendum
BASEL III CAPITAL RECONCILIATION
December 31, 2011

The table set forth below reconciles State Street's capital ratios calculated in accordance with currently applicable bank regulatory requirements, as well as the tier 1 common ratio, to estimated ratios calculated in accordance with Basel III as State Street currently understands the impact of the Basel III requirements.

(Dollars in millions)	Current Requirements (1)		Basel III Requirements (2)

Tier 1 capital	$13,625	A	$13,030
Less:
Trust preferred securities	950		637
Preferred stock	500		500
Tier 1 common capital	12,175	B	11,893

Total capital	14,823	C	14,682

Total risk-weighted assets	72,234	D	98,335
Adjusted quarterly average assets	186,021	E	231,924

Tier 1 capital ratio	18.9%	A/D	13.3%
Total capital ratio	20.5%	C/D	14.9%
Tier 1 common ratio	16.9%	B/D	12.1%
Tier 1 leverage ratio	7.3%	A/E	5.6%

(1) Actual (unaudited) total capital, tier 1 capital and tier 1 leverage ratios were calculated in accordance with currently applicable bank regulatory requirements. Tier 1 common ratio was calculated by dividing (a) tier 1 capital less non-common elements including qualifying perpetual preferred stock, qualifying minority interest in subsidiaries and qualifying trust preferred securities (tier 1 common capital), by (b) total risk-weighted assets, which were calculated in accordance with currently applicable bank regulatory requirements.

(2) For purposes of the calculations in accordance with Basel III (see below), total capital, tier 1 capital and tier 1 leverage ratios, total risk-weighted assets and adjusted quarterly average assets were calculated based on State Street’s estimates, based on published statements of the Basel Committee and the Federal Reserve, of the effects of the requirements under Basel III affecting capital. The tier 1 common ratio was calculated by dividing (a) tier 1 common capital (as described in footnote (1)), but with tier 1 capital calculated in accordance with Basel III by, (b) total risk-weighted assets, which are calculated in accordance with Basel III. State Street calculates its capital ratios in accordance with the requirements of the Board of Governors of the Federal Reserve System, which has not yet adopted Basel III. There remains considerable uncertainty concerning the timing for adoption and implementation of Basel III by the Federal Reserve. When adopted, the Federal Reserve may implement Basel III with some or more modifications or adjustments. Therefore, State Street’s current understanding of Basel III, as reflected in the table above, may be different from the ultimate application of Basel III by the Federal Reserve to State Street.

• Tier 1 capital used in the calculation of the tier 1 capital and tier 1 leverage ratios decreased by $595 million, as a result of applying estimated Basel III requirements to tier 1 capital of $13.625 billion as of December 31, 2011. Total capital used in the calculation of the total capital ratio decreased by $141 million, as a result of applying estimated Basel III requirements to total capital of $14.823 billion as of December 31, 2011.

• Tier 1 common capital used in the calculation of the tier 1 common ratio was $11.893 billion, reflecting the adjustments to tier 1 capital described in the first bullet above. Tier 1 common capital used in the calculation is therefore calculated as adjusted tier 1 capital of $13.030 billion less non-common elements of capital, composed of trust preferred securities of $637 million and preferred stock of $500 million as of December 31, 2011, resulting in tier 1 common capital of $11.893 billion. At December 31, 2011, there was no qualifying minority interest in subsidiaries.

• Total risk-weighted assets used in the calculation of the total capital, tier 1 capital and tier 1 common ratios increased by $26.101 billion as a result of applying estimated Basel III requirements to total risk-weighted assets of $72.234 billion as of December 31, 2011.

• Consolidated adjusted quarterly average assets used in the calculation of the leverage ratio increased by $45.903 billion as a result of applying estimated Basel III requirements to the actual consolidated adjusted quarterly average assets of $186.021 billion as of December 31, 2011.

CONTACT:
State Street Corporation
Investors:
Kelley MacDonald, +1 617-664-3477
Media:
Hannah Grove, +1 617/664-3377